Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 16, 2015, except for Notes 1 and 14, as to which the date is November 6, 2015, in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-207454) and related Prospectus of Mimecast Limited for the registration of 8,912,500 shares of its ordinary shares.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 6, 2015